CONTRACT MADE AND ENTERED INTO AS OF THE 2ND DAY OF APRIL 2001 AT THE PLACES INDICATED HEREINBELOW

BY AND BETWEEN:

                                    DONINI, INC.

                                    a New Jersey corporation, duly incorporated and validly existing according to law, having a registered office at 4555 des Grandes Prairies Blvd., Suite 30, in the City of St. Leonard, Province of Quebec, H1R 1A5, herein duly represented by Mr. Peter Deros, its representative, duly authorized for these purposes as he so declares, hereinafter referred to as "DONINI"

AND: MR. CHET ZALESKY, businessman, residing and domiciled at 2325 N. Peachtree Court, Atlanta, Georgia, U.S.A. 30338.

                                    hereinafter referred to as "CHET"

AND: MR. DENNIS ZWEIG, businessman, residing and domiciled at 7560 Bridgegate Ct., Atlanta, Georgia, U.S.A. 30350.

                                    hereinafter referred to as "DENNIS"

AND:                                ZSQUARED, LLC

                                    a limited liability company, duly organized and validly existing under the laws of Georgia, U.S.A., herein represented by Mr. Dennis Zweig, its co-manager, duly authorized as he so declares, hereinafter referred to as "ZSQUARED"

                                    (CHET, DENNIS and ZSQUARED are sometimes referred herein as the "AGENTS")

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

WHEREAS DONINI has acquired the shares of Pizza Donini Inc., a Canadian corporation and is in the process of becoming listed on Nasdaq for the purpose of selling its stock on the Over-the-Counter bulletin board;

WHEREAS the AGENTS have provided to Pizza Donini Inc. certain marketing and sales services since November 2000;

WHEREAS, upon the date on which the shares of DONINI begin trading on the Over-the-Counter Bulletin Board or Nasdaq (the "effective date"), the AGENTS wish to provide certain marketing and sales services to DONINI, its subsidiaries and affiliates;

WHEREAS DONINI wishes to engage the services of the AGENTS as of the effective date, under the terms and conditions provided herein.

     1.  The preamble shall form an integral part of this Agreement.

     2.  DONINI shall engage the services of the AGENTS for a period of three
         (3) years commencing on the effective date and terminating thirty-six
         (36) months thereafter.

     3. The AGENTS shall provide to DONINI, its affiliates and subsidiaries such marketing and sales services as DONINI shall require in order to establish and expand the market presence of "Pizza Donini" products and services within the United States of America, to the best of their abilities. Where the AGENTS fail to provide consulting and advisory services pursuant to the terms hereof at any time, DONINI shall be entitled to reasonably amend the present Agreement.

     4. The AGENTS shall receive, over the term of their agreement, and in lieu of remuneration for services rendered, the following shares in the capital stock of DONINI:

         a) as of the date hereof, DENNIS shall receive, in his capacity as AGENT to DONINI, SEVENTY-FIVE THOUSAND (75,000) shares of common stock of DONINI, as fully paid and non-assessable;

         b) as of the date hereof, CHET shall receive, in his capacity as director of DONINI, SEVENTY-FIVE THOUSAND (75,000) shares of common stock of DONINI, as fully paid and non-assessable;

         c) on or before August 30th, 2001, DONINI shall issue to each of CHET and DENNIS, in their capacity as AGENTS to DONINI, SEVENTY-FIVE THOUSAND (75,000) shares common stock of DONINI, as fully paid and non-assessable;

         d) on or before August 30th, 2001, DONINI shall issue to each of CHET and DENNIS, in their capacity as AGENTS to DONINI, an additional ONE HUNDRED AND FIFTY THOUSAND (150,000) common shares of DONINI, as fully paid and non-assessable.

         e) In the event that any of the AGENTS shall cease to provide any of the services outlined after the commencement date but prior to the issuance of the shares provided in subparagraph d) above, CHET and DENNIS shall forfeit the right to receive the shares outlined in sub-paragraph d) above.

         f) All shares so issued shall be subject to all applicable federal and state securities legislation, regulation and policy, including all rules regarding the disposition of shares by insiders.

     5. In addition to the above, DONINI shall reimburse or ensure that the AGENTS be reimbursed for any out of pocket expenses incurred by them, provided that prior to incurring such expenses, DONINI shall have approved same. The AGENTS must submit, together with their claim for reimbursement, such invoices, vouchers, cash register slips or other items as DONINI, its affiliates or subsidiaries shall reasonably require.

     6. In recognition of services rendered and provided that the AGENTS are continuing to act for DONINI as provided herein, they shall also receive from DONINI certain stock options, the whole as detailed more fully hereinbelow, which options and the shares that may be issued pursuant thereto shall be subject to all applicable securities laws, regulations and policies, including all rules regarding the disposition of shares by insiders:

         a) ninety-one (91) days following the effective date, each of CHET and DENNIS shall receive an option to purchase SIXTY-FIVE THOUSAND (65,000) shares of common stock of DONINI, at a price equal to seventy-five percent (75%) of the five (5) day average trading price immediately following the first ninety (90) days of trading of the common stock of DONINI on the Over-the-Counter Bulletin Board or Nasdaq (the "exercise price"), provided however that the exercise price of the stock is not less than fifty percent (50%) of the average of the five (5) highest closing prices during the ninety (90) day period immediately following commencement of trading. The option so granted may be exercised at any time between the 96th day following the effective date and twenty-four months following the granting of the option.

         b) Twelve (12) months following the granting of the option described in subparagraph 6a) hereof, each of CHET and DENNIS shall receive an option to purchase ONE HUNDRED AND TWENTY-FIVE THOUSAND

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

             (125,000) shares of common stock of DONINI at a price equal to seventy-five percent (75%) of the five (5) day average trading price of the stock immediately following the granting of the option described in this sub-paragraph (the "exercise price"), provided however that the exercise price of the stock is not less than fifty percent (50%) of the average of the five (5) highest closing prices during the ninety (90) day period immediately following commencement of trading. The option so granted may be exercised at any time within twenty-four (24) months following the granting of the said option.

         c) Twenty-four (24) months following the granting of the option described in subparagraph 6a) hereof, each of CHET and DENNIS shall receive an option to purchase ONE HUNDRED AND NINETY THOUSAND (190,000) shares of common stock of DONINI at a price equal to seventy-five percent (75%) of the five (5) day average trading price of the stock immediately following the granting of the option described in this sub-paragraph on the Over-the-Counter Bulletin Board or Nasdaq (the "exercise price"), provided however that the exercise price of the stock is not less than fifty percent (50%) of the average of the five (5) highest closing prices during the ninety (90) day period immediately following commencement of trading. The option so granted may be exercised at any time within twenty-four (24) months following the granting of the said option;

         d) In the event that the AGENTS shall cease to provide any of the services outlined hereunder prior to the granting of any of the options described in this paragraph 6 then CHET and DENNIS shall forfeit the right to receive any option hereunder that has yet to be granted by DONINI. In addition, where the AGENTS have ceased to provide any of the services outlined herein within six (6) months of the granting of any option hereunder, CHET and DENNIS shall remit to DONINI for cancellation any option or portion thereof, prorated to the amount of service provided by the AGENTS, or any of them, in that year;

     7. During the term hereof CHET shall be appointed to the Board of Directors of DONINI. DONINI shall provide reasonable directors' liability insurance and shall assume such reasonable expenses incurred by CHET in respect of his duties as a director.

     8. The AGENTS undertake to devote such time and effort as is mutually agreed in order to diligently provide the services specified herein. During the first twelve (12) months of the term of the agreement, the AGENTS, either together or separately, shall attend a minimum of one
         (1) day per month in planning meetings or such number of meetings as DONINI may require, up to four (4) or five (5) days per month.

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

     9. DONINI and the AGENTS shall enter into a brokerage agreement, the terms of which shall be mutually acceptable to the parties in respect of the sale of the products listed in Schedule "A" annexed hereto (the "Products") within the United States of America, pursuant to which the AGENTS shall receive a commission equal to between one percent (1%) and four percent (4%) of any sums received by DONINI, its affiliates or subsidiaries, in respect of sales of the Products introduced or sold directly through the AGENTS' efforts. The total commission payable to the AGENTS in each instance shall be determined by DONINI on a case-by-case basis and, in any event, the total commission payable by DONINI, its subsidiaries and affiliates to any parties shall not exceed five percent (5%) of the amounts received by DONINI, its affiliates or subsidiaries in respect of the sales of the Products. Where the AGENTS fail to provide a business-to-business plan within five (5) months following the effective date, DONINI shall be entitled to reasonably amend the present Agreement.

     10. In the event that DONINI shall decide to open a U.S. national sales office in Atlanta, Georgia, the AGENTS shall be responsible for setting up the sales office. All plans, expenses and other material aspects in setting up a DONINI national sales office in the U.S. shall be subject to the prior express approval of DONINI and shall be at its expense. The AGENTS shall be responsible for hiring national sales staff for the DONINI U.S. national sales office, the whole upon the prior express consent of DONINI.

     11. The AGENTS shall have the right to open a "Pizza Donini" franchise location during the term of the agreement in a mutually acceptable location in Atlanta, Georgia. The financing for the building, equipping and opening of the said location shall be arranged by TTByrne Capital Investment Inc. or its nominee and the franchisee shall be controlled by Mr. Terence Byrne, Sr.. The franchisee shall not be liable for any initial franchise fee in respect of this location, however the franchisee shall pay such royalties and other fees normally payable by "Pizza Donini" franchisees. The franchisee shall execute the standard form Franchise Agreement and ancillary documents for the United States.

     12. The AGENTS shall be granted a master franchise agreement for the territory consisting of the state of Georgia (the "Territory"), and shall have the right to sub-franchise to qualified persons or entities the right and license to operate "Pizza Donini" restaurants under such terms and conditions as are stipulated by DONINI, its affiliates and subsidiaries. The AGENTS shall receive ten percent (10%) of the amount of any initial franchise fee received by DONINI, its affiliates or subsidiaries in respect of such sub-franchises as commission for the sale of the said franchises and ten percent (10%) of any royalties received in respect of such franchises. In addition to the Territory, DONINI shall grant to the AGENTS a right of first refusal to acquire master franchise rights for the states of Alabama, Tennessee, South Carolina, North Carolina and Florida during the term of the agreement. The parties shall enter into such master franchise agreement(s) as

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

         shall be required, which agreement(s) shall contain such terms and conditions as are usually contained in similar agreements, including provisions for the payment of master franchise fees, royalties and other fees to DONINI. Where the AGENTS fail to provide a master franchise plan within ten (10) months following the effective date, DONINI shall be entitled to reasonably amend the present Agreement.

     13. In the event that DONINI shall authorize any other sales agent for the purpose of selling "Pizza Donini" franchises in the U.S. outside the Territory (the "Outside Agent"), the AGENTS shall be entitled to receive ten percent (10%) of the master franchise fee and of the commission on any initial franchise fee received by the Outside Agent on the sale of franchises by the Outside Agent and on the commissions on royalties generated by the Outside Agent where the AGENTS are instrumental in assisting or advising DONINI and the Outside Agent.

     14. In the event that DONINI shall establish a national training center in the United States ("Pizza Donini University"), where such center is established further to the efforts, advice and assistance of the AGENTS in Atlanta and where through the efforts of the AGENTS Pizza Donini University becomes profitable, any profits shall be distributed between DONINI and the AGENTS at the rate of 88% and 12% respectively. To the extent that Pizza Donini University requires funding in addition to any revenues that it may receive, all such expenses (including staff) shall be paid by DONINI and shall be subject to its prior express approval.

     15. In the event that DONINI shall establish any central order processing centers ("call centers") within the United States, the AGENTS shall be entitled to a right of first refusal to act as provider to DONINI. All profits emanating from the call centers managed by the AGENTS shall be divided between the AGENTS and DONINI at the rate of 35% and 65%, respectively, and all costs and expenses shall be incurred by DONINI. However, no profits shall be distributed by the call centers until such time as DONINI shall have recaptured all set-up costs and expenses, including depreciation.

     16. The parties shall execute such further documents, agreements and instruments as may be necessary in order to give full force and effect to the foregoing and shall obtain such authorizations, approvals, permits and consents as may be required by law or otherwise, including any approvals of the Board of Directors of any corporate entities.

     17. The present agreement supersedes and replaces all previous agreements, understandings, instruments and contracts that may exist between the parties, whether verbal or written.

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     18. This Agreement shall be interpreted in accordance with the laws of the state of New Jersey, U.S.A. and any and all disputes shall be submitted to the Superior Court for the state of New Jersey.

     19. This Agreement was drafted in English at the request of the parties hereto. La presente convention a ete redigee en anglais a la demande des parties aux presentes.


SIGNED AT MONTREAL, QUEBEC, CANADA AS OF THE 2ND DAY OF APRIL 2001.


DONINI INC.

Per: /s/ PETER DEROS                        /s/ STELLA PEHLIVANIAN
     -------------------------              -------------------------
     PETER DEROS                            Witness
     duly authorized for these purposes


SIGNED AT ATLANTA, GEORGIA, U.S.A., AS OF THE 2ND DAY OF APRIL 2001.

/s/ CHET ZALESKY                            /s/ PAULINE CANIPE
-------------------------                   -------------------------
CHET ZALESKY                                Witness


SIGNED AT ATLANTA, GEORGIA, U.S.A., AS OF THE 2ND DAY OF APRIL 2001.

/s/ DENNIS ZWEIG                            /s/ PAULINE CANIPE
-------------------------                   -------------------------
DENNIS ZWEIG                                Witness


SIGNED AT ATLANTA, GEORGIA, U.S.A., AS OF THE 2ND DAY OF APRIL 2001.

ZSQUARED, LLC

Per: /s/ DENIS ZWEIG                        /s/ PAULINE CANIPE
     -------------------------              -------------------------
     DENNIS ZWEIG                           Witness
     duly authorized for these purposes


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                                  SCHEDULE "A"


                               PRODUCTS TO BE SOLD
                        PURSUANT TO CONTRACT WITH AGENTS

--------------------------------------------------------------------------------



     1.  Frozen Pizza Shells - Regular and Self-Rising;

     2. Refrigerated and/or Frozen Raw Dressed Self-Rising Pizza (single or multi-serve);

     3. Refrigerated, Par-baked Crust, Deli-Counter Dressed Pizza (single or multi-serve);

     4.  Frozen, Par-Baked Dressed Pizza (single or multi-serve);

     5.  Frozen Pizza Pockets (regular or microwave oven);

     6.  Microwavable Frozen Dressed Pizza (single or multi serve);

     7.  Pizza and Pasta Sauces.

     8.  Raw Dough Balls



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